UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2008

GPS INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State of Incorporation)

000-30104	88-0350120
(Commission File Number)	(I.R.S. Employer Identification No.)

5500 - 152nd Street, #214, Surrey, BC Canada	V3S 5J9
(Address of Principal Executive Offices)	(Zip Code)

(604) 576-7442

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the Board of Directors of GPS Industries, Inc. (the “Company”) held on June 26, 2008, Declan Hogan and Tony Sole were elected as directors of the Company. Pursuant to the Securities Purchase Agreement dated as of November 13, 2006 (the “Purchase Agreement”), between the Company, Great White Shark Enterprises, Inc. and Leisurecorp LLC (“Leisurecorp”), Messrs. Hogan and Sole are the directors designated by Leisurecorp to serve as “Preferred Directors” under the Certificate of Designation relating to the Company’s Series B Convertible Preferred Stock and are replacing Robert Linn and Geoff Hunter who resigned effective June 26, 2008 as Leisurecorp’s designees. Mr. Sole was also elected as Chairman of the Board of Directors. The Board of Directors has not yet determined on which committees, if any, Mr. Hogan and Mr. Sole will serve. Other than being the designees of Leisurecorp to the Board of Directors under the Purchase Agreement, Mr. Hogan and Mr. Sole have not had any relationship with, or engaged in any transaction with the Company during the past two years. From January 2, 2007, Mr. Hogan has been Senior IT Manager for Istithmar Real Estate/Leisurecorp. From June 2000 to February 2008, Mr. Sole was the Chief Financial Officer of Dubai Aluminum Company Limited, and since February 2008, Mr. Sole has been Chief Financial Officer of Leisurecorp.

Effective June 26, 2008, Bart Collins resigned as Senior Executive Vice President of the Company but remains as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 30th day of June 2008.

By:	/s/ David Chessler
David Chessler
Chief Executive Officer